Exhibit 99.1

JAMES L. MINTER

1480 Schroeder Road
Powhatan, VA 23139
Phone (804) 598-3570
Fax (804) 231-9517

March 29, 2006

Mr. Bruce B. Nolte, CEO

TransCommunity Financial Corporation

4235 Innslake Drive

Glen Allen, VA 23060

Dear Bruce:

It is terribly unfortunate that I submit this letter of resignation from the Board of Directors of TransCommunity Financial Corporation (TFC). I am proud of my more than 7 years of service and my role in forming the original Bank from which this entire Company was created - Bank of Powhatan. I have, however, become increasingly amazed and dismayed that my efforts over at least the past year and a half to implement needed changes has only resulted in a “clique” insular group of Board members trying to run a community bank holding company and those directors having limited, if any, experience in community banking. As the Board knows, during my tenure I have been an active, engaged director. I believe a Board should not merely rubber stamp decisions of senior management. At this time, I believe there is little that I can achieve by remaining on the Board to help the Company. My resignation must serve as a catalyst for change at TFC.

The most recent evidence of continued insularity is reflected in the Governance Committee’s recommendation to adopt a Nominating and Governance Policy that is ill conceived with a threatening tone. It is a dangerous step by TFC to exhibit their power over all the subsidiaries with no regard for corporate law, bank regulations, and simple professional decency in working with others. It flies in the face of “good governance” and has only succeeded in driving a wedge between some members of the TFC Board as well as causing deep concern for numerous Bank Directors and members of Bank management.

The Board (controlled by a chosen few) has become an enabler to entrenched holding company management. Such is not effectively discharging its duties to the shareholders (and stakeholders).

Other factors in making my decision are:

A. The micro-management resulting in the loss of employee morale throughout the company, particularly the Banks.

B. The perception (and realization) of numerous stakeholders - customers, investors, employees, and acquaintances - that TFC is “in trouble” and the reputation risks that we face.

C. The refusal of the Board to allow certain of my motions to be placed on the Board meeting agenda.

D. The loss of talented employees, the announcement of another employee resignation by mid-year, and a Bank of Powhatan Board member resignation (on March 14th).

E. The lack of proper, complete, appropriate and timely disclosure concerning various matters regarding the Company and its (related) subsidiaries as well as a proposed subsidiary.

In conclusion, Bruce, it my opinion that it is other Board and staff members who should resign and not me (and Dean Agee, Julian Metts, and John Purcell). TFC deserves fresh, honest, trustworthy, competent leadership at such a critical time. I have come to realize that nothing has changed concerning the ethical nature of TFC (at the holding company level). Upon Bill Wiley’s departure in December 2005, the Board agreed to appoint you CEO of the company. However, for almost five years, you had worked side-by-side with Bill Wiley. You knew well in advance about the concerns of certain Board members over claims of extensive spending, mismanagement, and informational issues. You never consulted with me about possible corrective action.

In accordance with Item 6 of Form 8K and Item 7 of Schedule 14A, I request that you disclose this letter and that you file a copy of this letter as an exhibit to a Company Form 8-K.

Regretfully,

/s/ James L. Minter
James L. Minter

cc:	TFC Board of Directors
Steven S. Biss